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                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 25, 1999

                                      among

                             CHART INDUSTRIES, INC.,

                            CHART ACQUISITION COMPANY

                                       and

                                MVE INVESTORS LLC

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                                                                            Page

                                TABLE OF CONTENTS

ARTICLE I
                    THE MERGER.......................................  1
      SECTION 1.1.  The Merger.......................................  1
      SECTION 1.2.  Closing..........................................  2
      SECTION 1.3.  Effective Time...................................  2
      SECTION 1.4.  Effects of the Merger............................  2
      SECTION 1.5.  Certificate of Incorporation; By-laws............  2
      SECTION 1.6.  Directors........................................  3
      SECTION 1.7.  Officers.........................................  3

ARTICLE II
                   EFFECT OF THE MERGER ON THE SECURITIES
                   OF THE CONSTITUENT ENTITIES.......................  3
      SECTION 2.1. Effect on Ownership Interests.....................  3
      SECTION 2.2. Payment...........................................  4
      SECTION 2.3. No Further Ownership Rights in the Company........  4

ARTICLE III
                    REPRESENTATIONS AND WARRANTIES
                    OF THE COMPANY...................................  4
      SECTION 3.1.  Organization and Qualification; Subsidiaries.....  4
      SECTION 3.2.  Members..........................................  5
      SECTION 3.3.  Authority Relative to This Agreement; Member
                        Approval.....................................  5
      SECTION 3.4.  No Liabilities...................................  5
      SECTION 3.5.  Consents and Approvals; No Violations............  5
      SECTION 3.6.  Class A Preferred Stock..........................  6
      SECTION 3.7.  Litigation.......................................  6
      SECTION 3.8.  Compliance with Laws.............................  6
      SECTION 3.9.  No Employees.....................................  6
      SECTION 3.10. Company Activities...............................  6
      SECTION 3.11. No Assets........................................  6
      SECTION 3.12. Net Worth........................................  7
      SECTION 3.13. Tax Status.......................................  7


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      SECTION 3.14.  Brokers.........................................  7
      SECTION 3.15.  Full Disclosure.................................  7

ARTICLE IV
                    REPRESENTATION AND WARRANTIES
                    OF PARENT AND SUB................................  7
      SECTION 4.1.  Organization.....................................  7
      SECTION 4.2.  Authority Relative to This Agreement.............  8
      SECTION 4.3.  Consents and Approvals; No Violations............  8
      SECTION 4.4.  No Prior Activities..............................  9

ARTICLE V
                    COVENANTS RELATED TO CONDUCT OF BUSINESS.........  9
      SECTION 5.1.  Conduct of Business of the Company...............  9
      SECTION 5.2.  Access to Information............................ 10

ARTICLE VI
                    ADDITIONAL AGREEMENTS............................ 11
      SECTION 6.1.  Member Consent................................... 11
      SECTION 6.2.  Reasonable Best Efforts.......................... 11
      SECTION 6.3.  Public Announcements............................. 13
      SECTION 6.4.  Indemnification of Parent and Surviving
                        Company...................................... 13
      SECTION 6.5.  Obligations of Sub............................... 15

ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER......... 15
      SECTION 7.1.  Conditions to Each Party's Obligations
                        to Effect the Merger......................... 15
      SECTION 7.2.  Additional Conditions to Parent's and
                        Sub's Obligations to Effect the Merger....... 16
      SECTION 7.3.  Additional Conditions to the Company's
                        Obligations to Effect the Merger............. 16


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ARTICLE VIII
                    TERMINATION; AMENDMENT; WAIVER................... 17
      SECTION 8.1.  Termination...................................... 17
      SECTION 8.2.  Effect of Termination............................ 17
      SECTION 8.3.  Fees and Expenses................................ 17
      SECTION 8.4.  Amendment........................................ 17
      SECTION 8.5.  Extension; Waiver................................ 17

ARTICLE IX
                    MISCELLANEOUS.................................... 18
      SECTION 9.1.  Nonsurvival of Representations and Warranties.... 18
      SECTION 9.2.  Entire Agreement; Assignment..................... 18
      SECTION 9.3.  Notices.......................................... 19
      SECTION 9.4.  Governing Law.................................... 19
      SECTION 9.5.  Descriptive Headings............................. 20
      SECTION 9.6.  Parties in Interest.............................. 20
      SECTION 9.7.  Severability..................................... 20
      SECTION 9.8.  Specific Performance............................. 20
      SECTION 9.9.  Counterparts..................................... 21
      SECTION 9.10.  Interpretation.................................. 21
      SECTION 9.11.  Definitions..................................... 22


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                                                                     Page
                            Glossary of Defined Terms

Defined Terms                                         Defined in Section
-------------                                         ------------------

Antitrust Law.....................................................6.2(b)
Certificate of Merger................................................1.3
Closing..............................................................1.2
Code................................................................3.13
Company.........................................................Recitals
Confidentiality Agreement.........................................5.2(b)
DGCL.................................................................1.1
DLLCA................................................................1.1
DOJ...............................................................6.2(b)
Effective Time.......................................................1.3
FTC...............................................................6.2(b)
Governmental Entity..................................................3.5
HSR Act..............................................................3.5
Liens................................................................3.6
Material Adverse Effect..........................................9.11(e)
Merger..............................................................p. 1
Merger Consideration..............................................2.1(b)
Parent..........................................................Recitals
Preferred Stock...................................................2.1(b)
subsidiary.......................................................9.11(g)
Surviving Company....................................................1.1


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            AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February
25, 1999 among CHART INDUSTRIES, INC., a Delaware corporation ("Parent"), Chart Acquisition Company, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and MVE INVESTORS LLC, a Delaware limited liability company (the "Company").

                          W I T N E S S E T H :

            WHEREAS, the Boards of Directors of Parent and Sub and the Members of the Company have adopted resolutions approving this Agreement, pursuant to which the Company shall be merged with and into Sub and Sub shall remain a wholly owned direct subsidiary of Parent (the "Merger"), and has determined that the Merger would be fair and in the best interests of the stockholders of Parent and the members of the Company; and

            WHEREAS, Parent, Sub and MVE Holdings, Inc., a Delaware corporation ("Holdings"), have entered into an Agreement and Plan of Merger dated February 16, 1999 (the "Holdings Merger Agreement"), whereby immediately following the consummation of the Merger, Sub will merge with and into Holdings (the "Holdings Merger");

            WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

            SECTION I.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the


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"DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), the
Company shall be merged with and into Sub at the Effective Time (as hereinafter defined). At the Effective Time, the separate existence of the Company shall cease, and Sub shall continue as the surviving corporation (the "Surviving Company").

            SECTION I.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger (the "Closing") will take place at 9 a.m., on the date (the "Closing Date") on which the Holdings Merger is consummated, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION I.3. Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the Closing Date (or on such other date as Parent and the Company may agree) a certificate of merger (the "Certificate of Merger") or other appropriate documents, executed in accordance with the relevant provisions of the DGCL and the DLLCA, and make all other filings or recordings required under the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time as is specified in the Certificate of Merger (the "Effective Time").

            SECTION I.4. Effects of the Merger. The Merger shall have the effects set forth in Section 264 of the DGCL and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Company.

            SECTION I.5. Certificate of Incorporation; By-laws. (a) At the Effective Time, Sub's Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Company.


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            (b) The By-laws of Sub as in effect at the Effective Time shall, from and after the Effective Time, be the By-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

            SECTION I.6. Directors. The directors of Sub at the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            SECTION I.7. Officers. At the Effective Time, the officers of Sub shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

        EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
                                    ENTITIES

            SECTION II.1. Effect on Ownership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of the members of the Company (the "Members") or the holders of any shares of capital stock of
Sub:

            (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding from and after the Effective Time.

            (b) Conversion of Company Membership Interests. The Membership Interests (as defined in the Limited Liability Company Agreement of the Company (the "LLC Agreement")) of the Company shall be converted into the right to receive an amount equal to the Liquidation Preference (as defined in the Certificate of Designation of Holdings, dated August 26, 1996, with respect to the 12 1/2% Class A Cumulative Convertible Participating Preferred Stock, par value $100.00 per share, of Holdings (the "Class A Preferred Stock")), plus any accrued but unpaid dividends thereon as of the Effective Time multiplied by 4,700, the number of shares of Class A Preferred Stock outstanding as of the Effective Time, minus $400,000, net to the holder in cash, without interest (the


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"Merger Consideration").

            SECTION II.2. Payment. At or immediately after the Effective Time but not later than the Effective Time of the Holdings Merger, Parent shall pay to the Members or a designee chosen by the Members, pro rata in proportion to their respective Percentage Interests (as defined in the LLC Agreement and as set forth on Exhibit A hereto), by wire transfer of immediately available funds, the Merger Consideration.

            SECTION II.3. No Further Ownership Rights in the Company. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

            The Company hereby represents and warrants to each of Parent and Sub as follows:

            SECTION III.1. Organization and Qualification; Subsidiaries. (a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

            (b) Except for the ownership of the Class A Preferred Stock, the Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other securities of any other entity or any other investment in any other entity.

            (c) The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

            (d) The Company has heretofore delivered to Parent accurate and complete copies of the Certificate of


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Formation of the Company and the LLC Agreement.

            SECTION III.2. Members. Exhibit A hereto sets forth a list of all of the Members of the Company and their respective Percentage Interests and all of the managers of the Company (the "Managers"). There are no outstanding options, warrants, subscriptions or other rights or agreements providing for the issuance or sale of any Membership Interests or other ownership interests in the Company. The Company is not required to repurchase, redeem or otherwise acquire or make any payment in respect of the Membership Interests. Other than Holdings, the Company does not have any subsidiaries.

            SECTION III.3. Authority Relative to This Agreement; Member Approval. The Company has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than the approval of the Members referred to in Section 6.1 below). No other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            SECTION III.4. No Liabilities. Except for the Powell Claims (as defined in the Holdings Merger Agreement), the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted.

            SECTION III.5. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Certificate of Merger as required by the DLLCA and the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any


                                       5
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United States or foreign court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or any person under any Contract to which the Company is a party or to which any of its properties or assets is subject, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Formation of the Company or the LLC Agreement, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any Contract to which the Company is a party or by which it or any of its properties or assets may be bound, or
(iii) violate any Law applicable to the Company or any of its properties or assets.

            SECTION III.6. Class A Preferred Stock. The Company has good, marketable and valid title in and to the Class A Preferred Stock, free and clear of any liens, claims, charges, encumbrances, restrictions or limitations ("Liens").

            SECTION III.7. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or its properties or assets. The Company is not subject to any outstanding order, writ, injunction or decree.

            SECTION III.8. Compliance with Laws. The Company is in compliance with all applicable Laws.

            SECTION III.9. No Employees. The Company has no employees.

            SECTION III.10. Company Activities. The Company has not been and is not engaged in any activities other than the purchase and ownership of the Class A Preferred Stock and activities incident thereto and the maintenance of its existence and good standing.

            SECTION III.11. No Assets. Other than the Class A Preferred Stock, the Company has no assets whatsoever.


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            SECTION III.12. Net Worth. (i) The Members collectively owned all of the membership interests of the Company during the period of time from January
1, 1999 until the date hereof and (ii) the aggregate net worth of the Members as of the date hereof is not less than $50,000,000.

            SECTION III.13. Tax Status. The Company is currently treated as a partnership for Federal tax purposes. The Company is not a publicly traded limited partnership under the Internal Revenue Code of 1986, as amended.

            SECTION III.14. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Members.

            SECTION III.15. Full Disclosure. No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

                          REPRESENTATION AND WARRANTIES
                                OF PARENT AND SUB

            Parent and Sub hereby represent and warrant to the Company as follows:

            SECTION IV.1. Organization. (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent to be conducted.

            (b) Each of Parent and Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good


                                       7
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standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            SECTION IV.2. Authority Relative to This Agreement. (a) Each of Parent and Sub has all necessary corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate or other proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid, legal and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            (b) The Board of Directors of each of Parent and Sub, and Parent as the sole stockholder of Sub, have duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and have taken all corporate or other actions required to be taken by such Boards of Directors and Parent as the sole stockholder of Sub for the consummation of the transactions contemplated hereby.

            SECTION IV.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and the filing and recordation of the Certificate of Merger as required by the DLLCA and the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity, or any person under any Contract to which Parent or Sub is a party or to which any of their respective properties or assets is subject, is necessary for the execution and delivery by Parent or Sub of this Agreement or the consummation by Parent or Sub of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions


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contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any Contract to which Parent or Sub is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Sub or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            SECTION IV.4. No Prior Activities. Except for obligations incurred in connection with its formation or organization or the negotiation and consummation of this Agreement and the Holdings Merger Agreement and the transactions contemplated hereby and thereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                    ARTICLE V

                COVENANTS RELATED TO CONDUCT OF BUSINESS

            SECTION V.1. Conduct of Business of the Company. During the period from the date hereof to the Effective Time, the Company will conduct its operations in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement prior to the Effective Time, the Company will not, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

            (a) amend its Certificate of Formation or the LLC Agreement;

            (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any interests in the Company;


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

            (c) make any distributions or other payments to its Members;

            (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger or the transactions contemplated by the Holdings Merger Agreement);

            (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the ownership of the Company;

            (f) incur or assume any obligations or liabilities (other than obligations or liabilities incurred in connection with maintaining its existence and good standing in the State of Delaware);

            (g) employ any person;

            (h) acquire, sell, lease or dispose of any assets;

            (i) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Company or any of its Affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

            (j) conduct any business or engage in any activities other than as required to continue its ownership interest in Holdings; or

            (k) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(j).

            SECTION V.2. Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours upon reasonable notice to all Members, plants, offices, warehouses and other facilities and to all books and records of the Company, will permit Parent and Sub to make such inspections as Parent and Sub may reasonably require and will cause the Company's officers to furnish Parent and Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

            (b) Prior to the Effective Time, each of Parent and Sub will hold and will cause their authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Sub in connection with the transactions contemplated by this Agreement and the Holdings Merger Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between MVE Holdings and Parent dated November 16, 1998 (the "Confidentiality Agreement").

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION VI.1. Member Consent. Prior to the Effective Time, the Company will take all action necessary in accordance with applicable Law and the LLC Agreement to cause the Members to approve, by written consent, this Agreement and the Merger and such other matters as may be necessary to effectuate the transactions contemplated hereby.

            SECTION VI.2. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to supply as promptly as practicable any information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.2 necessary to cause the expiration or termination

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of the applicable waiting periods under the HSR Act as soon as practicable.

            (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

            (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.2(a) and (b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. In connection with the receipt of any necessary approvals under any Antitrust Laws, none of the Company, Parent, Sub or their respective subsidiaries shall be required to divest or to hold separate, or otherwise to take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any material businesses, product lines or assets; provided, however, that the Company agrees to take any action requested by Parent, such actions to be conditional upon the consummation of the Merger and the Holdings Merger, in order to comply with any Antitrust Laws or to satisfy any conditions imposed upon the consummation of the transactions contemplated hereby by the FTC, the DOJ or any other Governmental Entity responsible for the enforcement of such Antitrust Laws. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.2 shall limit a party's right to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.2.

            SECTION VI.3. Public Announcements. Each of Parent, Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to obtaining the consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the New York Stock Exchange, as determined by Parent, Sub or the Company, as the case may be. Notwithstanding anything to the contrary herein, Parent shall have the right to discuss publicly available information concerning the Company on conference calls or during meetings with analysts and current or prospective investors or at the conference sponsored by Schroder & Co., Inc. scheduled to take place on or about March 2, 1999.

            SECTION VI.4. Indemnification of Parent and Surviving Company. (a) From and after the Effective Time, each of the Members shall jointly and severally, indemnify, defend and hold harmless Parent and Surviving Company against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement (collectively, "Damages"), arising out of (i) any misrepresentation or breach of warranty or covenant made by the Company in this Agreement or (ii) actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are based on, arising out of or pertaining to the operations of the Company prior to the Effective Time, (including without limitation any amounts paid, and any fees and expenses incurred, in connection with, the indemnification of any persons under Section 6.7 of the LLC Agreement, under the Company's Certificate of Formation or under the DGCL or DLLCA or otherwise, except with respect to Misallocation Claims to the extent Parent has agreed to provide indemnification to certain persons under the Indemnification and Warrant Purchase Agreement to be entered into by and among Parent, Holdings and the Members (the "Indemnification and Warrant Purchase Agreement"). In the event of any such Damages (whether or not arising before the Effective Time), (i) the Members shall pay the reasonable fees and expenses of counsel selected by Parent and the Surviving Company, which counsel shall be reasonably satisfactory to the Members, promptly after statements therefor are received and otherwise advance to Parent and the Surviving Company upon request reimbursement of documented expenses reasonably incurred and (ii) the Members will cooperate in the defense of any such matter.

            (b) Parent shall give prompt written notification to the Members of the assertion of any third party claim or commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 6.4 may be sought. Within 20 days after delivery of such notification, the Members may, upon written notice thereof to Parent, assume control of the defense of such claim, action, suit or proceeding with counsel reasonable satisfactory to Parent, provided that the Members acknowledge in writing, and in form and substance acceptable to Parent, that any Damages that may be assessed against Parent in connection with such action, suit or proceeding constitute Damages for which Parent shall be entitled to indemnification pursuant to this Section 6.4; and provided, further, that Parent shall have the right to control the defense to the extent of any claim or demand seeking equitable relief or remedial action on the part of Parent. If the Members do not so assume control of such defense, Parent shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Members assume control of such defense and Parent reasonably concludes that the Members and Parent have a conflict of interest or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to Parent shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Parent shall not agree to any settlement of such claim, action, suit or proceeding without the prior written consent of the Members, which consent shall not be unreasonably withheld or delayed. The Members shall not agree to any settlement of such action, suit or proceeding without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

            SECTION VI.5. Obligations of Sub. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                   ARTICLE VII

                CONDITIONS TO CONSUMMATION OF THE MERGER

            SECTION VII.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable Law:

            (a) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted without limitation, restriction or condition and all required consents or approvals under foreign antitrust Laws shall have been obtained; and

            (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity, and no other legal restraint or prohibition, shall be in effect preventing or prohibiting the consummation of the Merger.

            (c) Each of the conditions set forth in the Holdings Merger Agreement shall have been fulfilled or waived (other than the condition that the transactions contemplated by this Agreement shall have been consummated).

            SECTION VII.2. Additional Conditions to Parent's and Sub's Obligations to Effect the Merger. The obligations of Parent and Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the following condition, which may be waived in whole or in part by Parent and Sub:

            The representations and warranties of the Company set forth in this Agreement shall be true and accurate in all material respects as of the Effective Time as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and the Company shall not have failed to perform or comply in any material respect with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it.

            SECTION VII.3. Additional Conditions to the Company's Obligations to Effect the Merger. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of the following condition, which may be waived in whole or in part by the Company:

            The representations and warranties of Parent and Sub set forth in this Agreement shall be true and accurate in all material respects as of the Effective Time as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and Parent and Sub shall not have failed to perform or comply in any material respect with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

            SECTION VIII.1. Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time:

            (a) By the mutual written consent of Parent and the Company.

            (b) By either party if the Holdings Merger Agreement is terminated by any party thereto for any reason.

            SECTION VIII.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or Sub as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 5.2(b), this Section 8.2, Section 8.3 and Article IX, which shall survive.

            SECTION VIII.3. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

            SECTION VIII.4. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

            SECTION VIII.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX
                                  MISCELLANEOUS

            SECTION IX.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time including, but not limited to, Sections 5.2(b), 6.4 and this Article IX. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            SECTION IX.2. Entire Agreement; Assignment. (a) This Agreement, the Holdings Merger Agreement and the Indemnification and Warrant Purchase Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof other than the Confidentiality Agreement.

            (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of its obligations hereunder if such assignee does not perform such obligations; provided, further, Parent may assign its rights and obligations hereunder in connection with a sale or transfer of all or substantially all of its assets or a merger of Parent with and into another person; provided, further, Parent may assign its rights hereunder to any of its creditors. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION IX.3. Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:


            if to Parent or to
            Sub, to:                      Chart Industries, Inc.
                                          5885 Landerbrook Drive
                                          Suite 150
                                          Mayfield Heights, Ohio  44124
                                          Attention:  Arthur S. Holmes
                                          Facsimile: (440) 753-1491

            with a copy to:               Calfee, Halter & Griswold LLP
                                          1400 McDonald Investment Center
                                          800 Superior Avenue
                                          Cleveland, Ohio 44114-2688
                                          Attention: Thomas F. McKee
                                          Facsimile: (216) 241-0816

            if to the Company, to:        MVE Investors LLC
                                          707 Westchester Avenue
                                          White Plains, NY  10604
                                          Attention:  Kevin Penn
                                          Facsimile: (914) 681-9856

            with a copy to:               Weil, Gotshal & Manges LLP
                                          767 Fifth Avenue
                                          New York, NY  10153
                                          Attention: Stephen Besen, Esq.
                                          Facsimile: (212) 310-8007

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

            SECTION IX.4. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflict of Law principles thereof.

            SECTION IX.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            SECTION IX.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            SECTION IX.7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            SECTION IX.8. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the

State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

            SECTION IX.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION IX.10. Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

            (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 25, 1999. The phrase "made available" in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

            (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            SECTION IX.11. Definitions. (a) "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such particular person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, by Contract or otherwise.

            (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the and the rules and regulations thereunder.

            (c) "Contract" means any contract, commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sales order, promise or other arrangement evidencing or creating any obligation, whether written or oral.

            (d) "Law" means any domestic or foreign law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity.

            (e) "Material Adverse Effect" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise) or results of operations of such entity and its subsidiaries taken as a whole, other than any change, circumstance or effect relating (x) to the economy or financial markets in general, (y) changes in general political or regulatory conditions in the United States or any foreign jurisdictions in which such entity conducts business, (y) generally to the industries in which such entity operates and not specifically relating to such entity or (z) to the announcement or pendency of the Merger or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

            (f) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the ).

            (g) "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

                            [signature page follows]

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                        CHART INDUSTRIES, INC.

                                        By: /s/ James R. Sadowski
                                           -------------------------------------
                                           Name:  James R. Sadowski
                                           Title: President and Chief
                                                  Operating Officer


                                        CHART ACQUISITION COMPANY

                                        By: /s/ James R. Sadowski
                                           -------------------------------------
                                           Name:  James R. Sadowski
                                           Title: Vice President


                                        MVE INVESTORS LLC

                                        By: /s/ Kevin S. Penn
                                           -------------------------------------
                                           Name:  Kevin S. Penn
                                           Title: President, ACI Captial I, LLC
                                                  As Manager

Accepted and Agreed With Respect
to Section 6.5 Only:


                                       ACI CAPITAL I, LLC

                                        By: /s/ Kevin S. Penn
                                           -------------------------------------
                                           Name:  Kevin S. Penn
                                           Title: President


                                       AMERICAN SECURITIES PARTNERS, L.P.

                                       By: American Securities Associates, L.P.,
                                           its general partner

                                       By: American Securities Partners GP
                                           (Management) Corp.

                                       By: Authorized Representative
                                           -------------------------------------
                                           Name:
                                           Title:


                                       MVE CRYOGENICS LLC

                                       By: Authorized Representative
                                           -------------------------------------
                                           Name:
                                           Title:


                                       CRM/MVE CAPITAL LLC

                                       By: Cramer Rosenthal McGlynn, Inc.,
                                           as Manager

                                       By: /s/ Eugene A. Trainor
                                           -------------------------------------
                                          Name:  Eugene A. Trainor
                                          Title: EVP, COO

                                        TANGENT LLC

                                       By: Authorized Representative
                                           -------------------------------------
                                           Name:
                                           Title:


                                        FERTOSA LLC

                                       By: Authorized Representative
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BURDEN DIRECT INVESTMENT FUND II

                                        By: William A.M. Burden & Co., L.P.,
                                            its general partner

                                        By: Burden Brothers, Inc.,
                                            its sole general partner

                                        By: /s/ Jeffrey A. Weber
                                           -------------------------------------
                                           Name:  Jeffrey A. Weber
                                           Title: President and CEO